CONTACTS:                                           Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2012 FOURTH QUARTER AND
FULL YEAR FINANCIAL RESULTS

-- Fourth Quarter Net Sales Rise 15.0% to $471.5 million --
-- Full Year Net Sales Rise 21.0% to $2.1 billion --

    Corona, CA – February 27, 2013 – Monster Beverage Corporation (NASDAQ:MNST) today reported financial results for the three- and twelve-months ended December 31, 2012.
    Gross sales for the 2012 fourth quarter increased 16.6 percent to $545.0 million from $467.3 million in the same period last year.  Net sales for the three-months ended December 31, 2012 increased 15.0 percent to $471.5 million from $410.0 million a year ago.
    Gross profit, as a percentage of net sales, for the 2012 fourth quarter was 51.7 percent, compared with 52.3 percent for the comparable 2011 quarter.  Operating expenses for the 2012 fourth quarter increased to $130.0 million from $110.8 million in the same quarter last year.
    Distribution costs as a percentage of net sales were 4.7 percent for the 2012 fourth quarter, compared with 4.4 percent in the same quarter last year.
    Selling expenses as a percentage of net sales were 12.5 percent for both the 2012 and 2011 fourth quarters.
    General and administrative expenses for the 2012 fourth quarter were $48.8 million, or 10.3 percent of net sales, compared with $41.5 million, or 10.1 percent of net sales, for the corresponding quarter last year.  Stock-based compensation (a non-cash item) was $6.8 million in the fourth quarter of 2012, compared with $6.6 million for the fourth quarter of 2011.
    Operating income for the 2012 fourth quarter increased 10.1 percent to $113.9 million from $103.4 million in the comparable 2011 quarter.  Other expenses for the 2012 fourth quarter primarily included foreign currency losses, partially offset by interest income.
    The effective tax rate for the 2012 fourth quarter was 39.1 percent, compared with 38.3 percent in the same quarter last year.
    Net income for the 2012 fourth quarter increased 5.3 percent to $68.0 million from $64.5 million in the same quarter last year.  Net income per diluted share increased 10.6 percent to $0.39 from $0.35 per diluted share in the 2011 comparable quarter.
    Net sales for the Company’s DSD segment for the 2012 fourth quarter increased 15.7 percent to $451.0 million from $389.8 million for the same period in 2011.
    Gross sales to customers outside the United States rose to $115.2 million in the 2012 fourth quarter, compared with $88.9 million in the corresponding quarter in 2011.
    During the 2012 fourth quarter, the Company purchased approximately 6.7 million shares of its common stock at an average purchase price of $50.86 per share.  Subsequent to December 31, 2012, the Company purchased an additional 0.3 million shares of its common stock at an average purchase price of $51.99, which exhausted the availability under the share repurchase plan.
    Rodney C. Sacks, Chairman and Chief Executive Officer, said: “We are pleased to report another quarter of solid results.  While the growth of the energy drink market in the United States has softened from previous quarters, the Monster Energy® brand continues to grow in excess of market growth. We are also pleased to report that in 2012 gross sales outside the United States for the Company exceeded $500 million.  We successfully launched the Monster Energy® brand in a number of new international markets in the last few months and are continuing with new launches in 2013.”  He reiterated that, “The Company’s energy drinks are safe, based on both the Company’s and the industry’s long successful track record and the scientific evidence supporting the safety of Monster Energy’s® ingredients.”
    For the 2012 fiscal year, gross sales increased 21.7 percent to $2.373 billion from $1.950 billion a year earlier.  Net sales for the year ended December 31, 2012 increased 21.0 percent to $2.061 billion from $1.703 billion a year ago.
    Gross profit as a percentage of net sales was 51.7 percent for the year ended December 31, 2012, compared with 52.5 percent a year earlier.
    Operating expenses for the 2012 year increased to $515.0 million from $437.9 million for 2011.  Operating income for the year ended December 31, 2012 increased 20.6 percent to $550.6 million from $456.4 million a year ago.
    Net income for the twelve months of 2012 rose 18.8 percent to $340.0 million, or $1.86 per diluted share, compared with $286.2 million, or $1.53 per diluted share, for 2011.

Investor Conference Call
    The Company will host an investor conference call today, February 27, 2013, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation
    Based in Corona, California, Monster Beverage Corporation is a marketer and distributor of energy drinks and alternative beverages. The Company markets and distributes Monster Energy® brand energy drinks, Monster Energy Extra Strength Nitrous Technology® brand energy drinks, Java Monster® brand non-carbonated coffee + energy drinks, X-Presso Monster® brand non-carbonated espresso energy drinks, M3® Monster Energy® Super Concentrate energy drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Übermonster® energy drinks, Worx Energy® shots, and Peace Tea® iced teas, as well as Hansen’s® natural sodas, apple juice and juice blends, multi-vitamin juices, Junior Juice® beverages, Blue Sky® beverages, Hubert’s® Lemonades, Vidration® vitamin enhanced waters, and PRE® Probiotic drinks.  For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures
    Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

Caution Concerning Forward-Looking Statements
    Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  Management cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise and/or sales or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; political, legislative or other governmental actions or events, including the outcome of any state attorney general and/or government or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION
FOR THE THREE-AND TWELVE-MONTHS ENDED DECEMBER 31, 2012 AND 2011
(In Thousands, Except Per Share Amounts) (Unaudited)
	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Gross sales, net of discounts and returns*	$545,044	$467,310	$2,373,499	$1,950,490

Less: Promotional and other allowances**	73,527	57,353	312,797	247,260

Net sales	471,517	409,957	2,060,702	1,703,230

Cost of sales	227,629	195,713	995,046	808,921

Gross profit	243,888	214,244	1,065,656	894,309
Gross profit margin as a percentage of net sales	51.7%	52.3%	51.7%	52.5%

Operating expenses	130,008	110,847	515,033	437,886
Operating expenses as a percentage of net sales	27.6%	27.0%	25.0%	25.7%

Operating income	113,880	103,397	550,623	456,423
Operating income as a percentage of net sales	24.2%	25.2%	26.7%	26.8%

Other (expense) income:
Interest and other (expense) income, net	(2,511)	1,055	(2,256)	1,619
Gain (loss) on investment and put option, net	202	78	787	(772)
Total other (expense) income	(2,309)	1,133	(1,469)	847

Income before provision for income taxes	111,571	104,530	549,154	457,270

Provision for income taxes	43,589	39,994	209,134	171,051

Net income	$67,982	$64,536	$340,020	$286,219
Net income as a percentage of net sales	14.4%	15.7%	16.5%	16.8%

Net income per common share:
Basic	$0.40	$0.37	$1.96	$1.62
Diluted	$0.39	$0.35	$1.86	$1.53

Weighted average number of shares of common stock and common stock equivalents:
Basic	168,846	174,124	173,712	176,212
Diluted	176,112	184,926	183,083	186,674

Case sales (in thousands) (in 192-ounce case equivalents)	46,386	39,431	202,918	164,661
Average net sales price per case	$10.17	$10.40	$10.16	$10.34

* Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under GAAP and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

** Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, our definition of promotional and other allowances may not be comparable to similar items presented by other companies. Promotional and other allowances primarily include consideration given to the Company’s distributors or retail customers including, but not limited to the following: (i) discounts granted off list prices to support price promotions to end-consumers by retailers; (ii) reimbursements given to the Company’s distributors for agreed portions of their promotional spend with retailers, including slotting, shelf space allowances and other fees for both new and existing products; (iii) the Company’s agreed share of fees given to distributors and/or directly to retailers for advertising, in-store marketing and promotional activities; (iv) the Company’s agreed share of slotting, shelf space allowances and other fees given directly to retailers; (v) incentives given to the Company’s distributors and/or retailers for achieving or exceeding certain predetermined sales goals; (vi) discounted or free products; (vii) contractual fees given to the Company’s distributors related to sales made by the Company direct to certain customers that fall within the distributors’ sales territories; and (viii) commissions paid to our customers. The presentation of promotional and other allowances facilitates an evaluation of their impact on the determination of net sales and the spending levels incurred or correlated with such sales. Promotional and other allowances constitute a material portion of our marketing activities. The Company’s promotional allowance programs with its numerous distributors and/or retailers are executed through separate agreements in the ordinary course of business. These agreements generally provide for one or more of the arrangements described above and are of varying durations, ranging from one week to one year.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2012 AND DECEMBER 31, 2011
(In Thousands, Except Par Value) (Unaudited)
	December 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$222,514	$359,331
Short-term investments	97,042	411,282
Trade accounts receivable, net	236,044	218,072
Distributor receivables	666	669
Inventories	203,106	155,613
Prepaid expenses and other current assets	24,983	20,912
Prepaid income taxes	33,709	370
Deferred income taxes	17,004	16,428
Total current assets	835,068	1,182,677

INVESTMENTS	21,393	23,194
PROPERTY AND EQUIPMENT, net	69,137	45,151
DEFERRED INCOME TAXES	59,503	58,576
INTANGIBLES, net	54,648	48,396
OTHER ASSETS	3,576	4,405
Total Assets	$1,043,325	$1,362,399

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$127,330	$113,446
Accrued liabilities	38,916	31,966
Accrued promotional allowances	91,208	87,746
Deferred revenue	12,695	11,583
Accrued compensation	12,926	10,353
Income taxes payable	5,470	10,996
Total current liabilities	288,545	266,090

DEFERRED REVENUE	110,383	117,151

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 240,000 shares authorized; 203,759 shares issued and 165,776 outstanding as of December 31, 2012; 198,729 shares issued and 174,277 outstanding as of December 31, 2011	1,019	994
Additional paid-in capital	287,953	229,301
Retained earnings	1,508,664	1,168,644
Accumulated other comprehensive income (loss)	2,074	(1,547)
Common stock in treasury, at cost; 37,983 and 24,452 shares as of December 31, 2012 and December 31, 2011, respectively	(1,155,313)	(418,234)
Total stockholders' equity	644,397	979,158
Total Liabilities and Stockholders’ Equity	$1,043,325	$1,362,399